UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2005

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On December 21, 2005, the Washington Utilities and Transportation Commission (WUTC), approved Avista Corporation’s combined electric and natural gas general rate case settlement agreement with certain conditions as described below. The settlement agreement between Avista Corporation (Avista Corp.), the WUTC staff, the Northwest Industrial Gas Users and the Energy Project was entered in August 2005 and would resolve all issues in Avista Corp.’s general rate case that was filed in March 2005. The parties to the settlement agreement have one week from the date of the order to either accept or reject the conditions imposed by the WUTC. Avista Corp. will accept the conditions in the WUTC order. If all of the settling parties accept the conditions, new rates resulting from the settlement agreement will become effective on January 1, 2006. The Public Counsel Section of the Washington Attorney General’s Office and the Industrial Customers of Northwest Utilities opposed the settlement agreement. Parties have 10 days to file a petition for reconsideration with the WUTC.

The WUTC order would provide for base rate increases of up to 7.7 percent for electric and 0.6 percent for natural gas, effective January 1, 2006. The electric base rate increase is designed to increase annual revenues by up to $22.1 million. The majority of the increase in electric revenues provides for an increased level of power supply costs to be recovered in base rates. As such, a portion of the increase would not increase gross margin or net income, because a portion of the increased power supply costs would have been recovered through the Energy Recovery Mechanism. The WUTC order requires Avista Corp. to make certain adjustments to its power supply model, which is expected to result in a small reduction to the $22.1 million increase in electric revenues. The natural gas base rate increase is designed to increase annual revenues by approximately $1.0 million.

The WUTC order provides for an overall rate of return of 9.11 percent, including a return on common equity of 10.4 percent based on an equity level of 40 percent. Avista Corp. has agreed to increase the utility equity component to 35 percent by the end of 2007 and 38 percent by the end of 2008. If these targets are not met, it could result in a reduction to base retail rates. The rate reduction penalty for each target was increased from 1 percent to 2 percent by the WUTC order. Avista Corp.’s utility equity component was approximately 31 percent as of September 30, 2005.

The Energy Recovery Mechanism (ERM) allows Avista Corp. to defer certain power supply costs and to increase or decrease electric rates periodically with WUTC approval to reflect changes in power supply costs. The ERM currently provides for Avista Corp. to incur the cost of, or receive the benefit from, the first $9.0 million in annual power supply costs above or below the amount included in base retail rates, which is referred to as the deadband. Under the ERM, 90 percent of the power supply costs exceeding or below the ERM deadband are deferred for future surcharge or rebate to Avista Corp.’s customers. The remaining 10 percent of power supply costs are an expense of, or benefit to, Avista Corp. The WUTC order rejected the proposal in the settlement agreement to reduce the ERM deadband from $9.0 million to $3.0 million. However, the WUTC directed Avista Corp. to make a filing with the WUTC by January 31, 2006, with proposed changes to the ERM, including any changes to the ERM deadband. The order indicates that the WUTC will provide for an expedited process that will allow the WUTC to determine early in 2006 whether there should be changes to the deadband or any other aspect of the ERM. Any changes to the ERM ordered by the WUTC in 2006 would be effective for the full year (beginning January 1, 2006).

The WUTC order would increase the current ERM surcharge from 9.8 percent to 10.8 percent, which would allow Avista Corp. to more rapidly recover deferred power costs. It is currently estimated that the adjusted ERM surcharge will collect approximately $31 million annually from customers to recover deferred power costs. Avista Corp.’s total deferred power costs in Washington were $97.7 million as of September 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: December 27, 2005	/s/ Gary G. Ely
Gary G. Ely
Chairman of the Board, President and Chief Executive Officer